Exhibit 99.1

FOR IMMEDIATE RELEASE

Plexus Reports Fiscal First Quarter Revenue of $530 Million, EPS of $0.51

Initiates Q2 Fiscal 2012 Revenue Guidance of $550 - $580 Million

Kontron Agreement Signed

NEENAH, WI, January 18, 2012 — Plexus Corp. (NASDAQ: PLXS) today announced:

	Three Months Ended
(US$ in thousands, except EPS)	December 31, 2011 Q1 F12	October 1, 2011 Q4 F11	January 1, 2011 Q1 F11
Revenue	$529,654	$538,130	$565,774
Gross profit	$51,652	$50,288	$54,910
Operating profit	$23,762	$22,035	$27,849
Net income	$17,870	$18,323	$25,033
Earnings per share	$0.51	$0.52	$0.61

Gross margin	9.8%	9.3%	9.7%
Operating margin	4.5%	4.1%	4.9%
Return on invested capital	14.2%	15.6%	17.3%

Note: This release includes references to our January 4, 2012 press release which related to our strategic arrangement with Kontron AG (“Kontron”) and the narrowed guidance range for the fiscal first quarter of 2012.

Q1 Fiscal 2012 Results (quarter ended December 31, 2011):

•	Revenue: $530 million, relative to our narrowed guidance of $525 to $530 million as updated in our January 4, 2012 press release

•	Diluted EPS: $0.51, including $0.07 per share of stock-based compensation expense, relative to our narrowed guidance of $0.48 to $0.50 as updated in our January 4, 2012 press release

Q2 Fiscal 2012 Guidance:

•	Revenue: $550 to $580 million

•	Diluted EPS: $0.51 to $0.58, excluding any restructuring charges and including approximately $0.09 per share of stock-based compensation expense

Dean Foate, President and CEO, commented, “Fiscal first quarter revenues were $530 million, at the high-end of our revised revenue guidance range that we narrowed in conjunction with our January 4, 2012 press release. EPS was $0.51, slightly higher than our revised guidance range and we delivered return on invested capital of 14.2%, 170 basis points above our weighted average cost of capital. During the quarter we experienced a relatively stable demand environment, with performance in each of our market sectors generally consistent with expectations.”

Mr. Foate continued, “During the quarter we won 28 new programs in our Manufacturing Solutions group that we anticipate will generate approximately $203 million in annualized revenue when fully ramped into production. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders. This excellent new wins result follows our strong performance last quarter and excludes the revenue associated with the Kontron relationship that will be included in our fiscal second quarter program wins. While we have aggressively harvested opportunities from our funnel of qualified manufacturing opportunities, it still remains strong at $1.9 billion.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.8% for the fiscal first quarter, significantly above our expectations when we originally set guidance for the quarter. This was the result of stronger earnings from our Engineering Solutions group than originally anticipated and the favorable outcome of inventory disposition related to a previously announced customer disengagement, which contributed the majority of the $0.08 cents of EPS above our original guidance. Selling and administrative expenses were approximately $1.0 million higher than our original guidance for the quarter, reducing EPS by approximately $0.03 cents. As a result, operating margin for the fiscal first quarter was better than expected at 4.5%. Our estimated tax rate for fiscal 2012 is consistent with our guidance for the year at 9%. Fiscal first quarter cash cycle days including customer deposits were 70 days, consistent with the prior quarter and better than our expectations of 72 to 74 days.”

Ms. Jones continued, “On January 4, 2012 we announced our intention to enter into a strategic manufacturing arrangement with Kontron. We are pleased to announce that today we signed the definitive asset purchase agreement and expect to close this transaction later today. We will acquire the inventory and equipment of Kontron’s subsidiary Kontron Design Manufacturing Services (M) Sdn. Bhd. (“KDMS”) located in Penang, Malaysia for a purchase price of $35.2 million, and will hire substantially all of KDMS’s employees. In the transaction Kontron will commit to approximately $100 million of incremental revenue annually for two years that we will execute primarily out of Plexus facilities in Penang. In fiscal 2012, based on specified volumes from Kontron, this arrangement is expected to add an incremental $50 to $75 million of revenue for Plexus and be modestly accretive to EPS. The purchase price is subject to customary post-closing adjustments based on the amount of certain working capital in the acquired business at closing.”

Mr. Foate added, “Inclusive of our estimated revenue from the Kontron arrangement, we are establishing fiscal second quarter 2012 revenue guidance of $550 to $580 million with EPS of $0.51 to $0.58, excluding any restructuring charges and including approximately $0.09 per share of stock-based compensation expense. This guidance range suggests that our revenues will grow sequentially in our second fiscal quarter. The EPS guidance range implies that operating income will be below our targeted 5% operating margin as we absorb structural seasonal operating costs, such as salary adjustments, and the transition costs for the new Kontron business.”

Mr. Foate concluded, “Looking further ahead to full-year fiscal 2012, although most of our end-markets appear to have stabilized, our Networking/Communications sector remains volatile. We continue to enjoy a healthy environment for new business opportunities and we are keenly focused on taking advantage of these opportunities to drive growth, in spite of a macro-economic environment that remains challenging. Based on our current customer forecasts, our expectation is that sequential revenue growth will continue in each of our quarters throughout the fiscal year, setting the stage for improved operating performance, which we anticipate will be more in-line with our long-term financial model. We remain committed to both revenue growth and return on invested capital performance that is solidly above our weighted average cost of capital, as we believe this is fundamental to delivering long-term shareholder value.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”). ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

MARKET SECTOR BREAKOUT

Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q1 F12		Q4 F11		Q1 F11
Networking/Communications	$230	43%	$214	40%	$291	51%
Medical	$114	22%	$112	21%	$116	21%
Industrial/Commercial	$135	25%	$157	29%	$118	21%
Defense/Security/Aerospace	$51	10%	$55	10%	$41	7%
Total Revenue	$530		$538		$566

FISCAL Q1 SUPPLEMENTAL INFORMATION

•

ROIC for the fiscal first quarter was 14.2%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling two-quarter period for the first quarter and a rolling five-quarter period for the fourth quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments.

•

Cash flow provided by operations was approximately $30 million for the quarter. Capital expenditures for the quarter were $22 million. Free cash flow was positive for the quarter, at approximately $8 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 63% of revenue during the quarter, up 4 percentage points from the previous quarter.

•	Juniper Networks, Inc., with 22% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q1 F12	Q4 F11	Q1 F11
Days in Accounts Receivable	46	48	52
Days in Inventory	87	85	93
Days in Accounts Payable	(57)	(57)	(62)
Days in Cash Deposits	(6)	(6)	(5)
Annualized Cash Cycle	70	70	78

Conference Call/Webcast and Replay Information:

What:  Plexus Corp.’s Fiscal Q1 Earnings Conference Call

When:  Thursday, January 19th at 8:30 a.m. Eastern Time

Where:  (877) 312-9395 or (408) 774-4005 conference ID: 38924940

  http://tinyurl.com/7qa9nch (requires Windows Media Player)

Replay:	The call will be archived until February 2, 2012 at midnight Eastern Time at http://tinyurl.com/7qa9nch or via telephone replay at (855) 859-2056 or (404) 537-3406 with conference ID: 38924940

For further information, please contact:

Ginger Jones, Senior VP and Chief Financial Officer

920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the Americas, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 130 branded product companies in the Networking/Communications, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement

The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk that the Kontron agreement does not result in the revenues or margins anticipated by us; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters, such as the floods in Thailand; raw materials and component cost fluctuations, particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our recent, planned and potential future expansions; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices and terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 1, 2011).

(financial tables follow)

PLEXUS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	January 1,
	2011	2011
Net sales	$529,654	$565,774
Cost of sales	478,002	510,864

Gross profit	51,652	54,910

Operating expenses:
Selling and administrative expenses	27,890	27,061

Operating income	23,762	27,849

Other income (expense):
Interest expense	(4,060)	(2,181)
Interest income	483	293
Miscellaneous expense	(545)	(141)

Income before income taxes	19,640	25,820

Income tax expense	1,770	787

Net income	$17,870	$25,033

Earnings per share:
Basic	$0.52	$0.62

Diluted	$0.51	$0.61

Weighted average shares outstanding:
Basic	34,600	40,468

Diluted	35,181	41,210

PLEXUS CORP.

NON-GAAP SUPPLEMENTAL INFORMATION

(in thousands, except per share data)

(unaudited)

ROIC Calculation

	Three Months		Twelve Months		Three Months
	Ended December 31, 2011		Ended October 1, 2011		Ended January 1, 2011
Operating income		$23,762		$—		$27,849
	x	4	x	—	x	4

Annualized operating income		95,048		101,179		111,396
Tax rate	x	9%	x	3%	x	3%

Tax impact	-	8,554	-	3,035	-	3,342

Operating income (tax effected)		$86,494		$98,144		$108,054

Average invested capital		$610,666		$627,610		$624,867

ROIC		14.2%		15.6%		17.3%

	December 31, 2011	October 1, 2011
Equity	$581,811	$558,882
Plus:
Debt - current	17,446	17,350
Debt - non-current	265,941	270,292
Less:
Cash and cash equivalents	(248,284)	(242,107)

	$616,914	$604,417

Fiscal 2012 first quarter average invested capital (December 31, 2011, October 1, 2011) – $610,666

	October 1, 2011	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$558,882	$572,657	$630,403	$680,474	$651,855
Plus:
Debt - current	17,350	17,191	17,119	17,052	17,409
Debt - non-current	270,292	274,677	103,961	108,220	112,466
Less:
Cash and cash equivalents	(242,107)	(208,729)	(123,381)	(149,498)	(188,244)

	$604,417	$655,796	$628,102	$656,248	$593,486

Fiscal 2011 fourth quarter average invested capital (October 1, 2011, July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010) - $627,610

Fiscal 2011 first quarter average invested capital (January 1, 2011, October 2, 2010) – $624,867

PLEXUS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	December 31, 2011	October 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$248,284	$242,107
Accounts receivable	264,287	284,019
Inventories	456,179	455,836
Deferred income taxes	16,379	15,750
Prepaid expenses and other	14,184	10,858

Total current assets	999,313	1,008,570

Property, plant and equipment, net	264,887	265,505
Deferred income taxes	10,962	12,470
Other	16,527	17,980

Total assets	$1,291,689	$1,304,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,446	$17,350
Accounts payable	299,492	307,152
Customer deposits	31,106	30,739
Accrued liabilities:
Salaries and wages	30,251	42,101
Other	46,326	57,335

Total current liabilities	424,621	454,677

Long-term debt and capital lease obligations, net of current portion	265,941	270,292
Other liabilities	19,316	20,674

Total non-current liabilities	285,257	290,966

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,381 and 48,298 shares issued, respectively, and 34,627 and 34,544 shares outstanding, respectively	484	483
Additional paid-in-capital	418,185	415,556
Common stock held in treasury, at cost, 13,754 shares for both periods	(400,110)	(400,110)
Retained earnings	552,694	534,824
Accumulated other comprehensive income	10,558	8,129

Total shareholders’ equity	581,811	558,882

Total liabilities and shareholders’ equity	$1,291,689	$1,304,525

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